PART II —OFFERING CIRCULAR

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR DATED MARCH 19, 2024

AZOTTO TECHNOLOGY, LLC

3400 14th St

Plano, TX 75074

(469) 734-7400

www.azottotech.com

UP TO 1,000,000,000 TOKENS

SEE “SECURITIES BEING OFFERED” AT PAGE 33

MINIMUM INVESTMENT: 200 Tokens ($10.00)

We are offering a maximum of 1,000,000,000 utility tokens (the “Tokens”). The Tokens will be sold at a price of $0.05 per Token. As of September 15, 2023, the Company has issued 0 Tokens in this Offering for total proceeds of $0.

	Total Offered	Price to Public Per Unit	Broker-Dealer Discount and Commissions	Proceeds to Issuer (1)
Minimum	$20,000.00	$0.05	$0	$10,000.00
Maximum	$50,000,000.00	$0.05	$0	$38,000,000.00

(1)	The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $10,000.00. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $12,000,000.00, not including state filing fees.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Each holder of our Tokens is not entitled to vote on any matters pertaining to the Company. Holders of our membership interests will vote on all submitted to vote.

INVESTING IN THE SECURITIES DESCRIBED HEREIN IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately April 1, 2024.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the term “Azotto”, “we”, “us”, “our” or the “Company” refers to Azotto Technology, LLC

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

Azotto was organized under the laws of the State of Texas on March 24, 2023. Azotto seeks to reinvent car purchase and sale transactions with cutting-edge technologies such as Web 3.0/blockchain and AI/ML that make the buying and selling process frictionless and secure for car buyers and sellers.

Definitions of Key Terms Used in this Offering Circular

World Wide Web: The term "World Wide Web" typically refers to the global system of interconnected documents and resources, accessible via the internet, using web browsers. There is only one World Wide Web in the sense of the global network of information accessible through URLs and web addresses.

Web 3.0: Web 3.0 refers to the envisioned next phase of the World Wide Web, characterized by decentralization, advanced artificial intelligence, improved interoperability, and enhanced user personalization.

Web 2.0: Web 2.0 refers to the second phase of the World Wide Web characterized by user-generated content, social media, and interactive online experiences. It marks a shift from static web pages to dynamic platforms encouraging collaboration and participation.

Web 1.0: Web 1.0 refers to the early stage of the World Wide Web when it primarily consisted of static web pages with limited interactivity. During this phase, websites were more informational, and user participation was limited to viewing and retrieving information rather than contributing or interacting extensively. Web 1.0 is often considered the early, foundational period of the internet, spanning from the late 1980s to the early 2000s.

Blockchain: Blockchain is a decentralized, secure digital ledger using consensus and cryptography. It ensures transparency, immutability, and trust, applied in various industries.

Smart-Contracts: Smart contracts are self-executing agreements with terms directly coded into blockchain. They automatically enforce and execute predefined conditions when criteria are met.

Non-Fungible Tokens (NFTs): NFTs, or Non-Fungible Tokens, are unique digital assets verified using blockchain technology, certifying ownership and authenticity of digital files, often used for digital art, collectibles, and virtual assets.

Artificial Intelligence: A.I., or Artificial Intelligence, refers to machines or software that mimic cognitive functions associated with human intelligence, such as learning, problem-solving, and decision-making. It encompasses various technologies like machine learning and neural networks.

Machine Learning: Machine Learning is a subset of Artificial Intelligence that enables systems to automatically learn and improve from experience without explicit programming. Algorithms analyze data to identify patterns and make predictions or decisions.

Utility Tokens: Utility tokens are digital tokens created for a specific purpose within a blockchain network. They grant access to a product or service provided by the issuing entity. Unlike investment-oriented tokens, utility tokens are designed for functional use, representing a unit of value within a specific ecosystem or platform.

Polygon Blockchain: Polygon is a layer 2 scaling solution for Ethereum, enhancing scalability and usability. It provides a framework for building and connecting Ethereum-compatible blockchain networks, fostering decentralized applications and services.

Ethereum: Ethereum is a decentralized blockchain platform enabling the creation of smart contracts and decentralized applications (DApps). Its native cryptocurrency is Ether (ETH). Ethereum facilitates programmable, trustless, and transparent applications.

Ethereum Request for Comment 20: ERC-20, or Ethereum Request for Comment 20, is a widely adopted standard for fungible tokens on the Ethereum blockchain. It defines a set of rules and functions, allowing developers to create interoperable tokens that can be easily exchanged within the Ethereum ecosystem.

The Offering

Securities offered:	Maximum of 1,000,000,000 Tokens at an offering price of $0.05 per Token ($50,000,000.00)
Minimum of 400,000 Tokens at an offering price of $0.05 per Token ($20,000.00)

Securities outstanding before the Offering (as of September 15, 2023)	The Company has not issued any Tokens prior to the Offering.

Securities outstanding after the Offering:	1,000,000,000 Tokens (assuming all Tokens are sold in this Offering)

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are a comparatively early-stage company that has incurred operating losses in the past, expects to incur operating losses in the future, and may never achieve or maintain profitability.

•	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed. At present, we have not developed the technology nor provided any services, nor do we have a working product.

•	We may be subject to numerous data protection requirements and regulations.

•	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	The Company is controlled by its members and managers.

•	This investment is illiquid.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Texas on March 24, 2023. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Azotto is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Azotto therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions. Our business model contemplates that we will transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Any of these outcomes could adversely affect our business and operating results.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth.  We cannot accurately predict the future growth rate or the size of the market for our products and technology. The expansion of the market for our solutions depends on a number of factors, such as: market demand and trends, competitive landscape, economic conditions, regulatory and legal requirements, technological advancements, cultural and social factors, distribution and logistics, partnerships and collaborations, customer education and support, economic conditions.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. We may choose to engage consultants and advisors who may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our future success is dependent on the continued service of our small management team. Three executive officers provide leadership to Azotto. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we intend to grow our management team, there is no guarantee that newly added management team members will contribute to Azotto as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not have employment agreements with any members of our senior management team, nor do we maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

Any valuation at this stage is difficult to assess. Our valuation was established internally. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment if you invest in our Offering.

A pandemic, epidemic or outbreak of an infectious disease in the United States may adversely affect our business. If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of April 2020, has spread to over 50 countries, including the United States. The spread of an infectious disease, including COVID-19, may result in the inability of our suppliers to deliver components to us on a timely basis, or our service providers to continue providing services in an effective manner. Further, the spread of a disease such as COVID-19 could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Risks Related to the Securities in this Offering

This investment is illiquid. There is no currently established market for reselling these securities. Further, there are no registered or approved third-party exchanges or other platforms to support the trading of your utility token(s) on the secondary market, and a public trading market for the tokens may never develop. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these Tokens as collateral.

Risks Related to Blockchain Technology, the Ethereum Network, the Tokens, and Cryptocurrencies

The potential application of existing regulatory regimes governing blockchain technologies, cryptocurrencies, tokens, and token offerings is not fully developed and so remains substantially uncertain in many respects. New regulations or policies may materially adversely affect the utility of the Tokens.

Regulation of tokens and token offerings such as this Offering, cryptocurrencies (such as BTC or ETH), financial intermediaries such as spot cryptocurrency exchanges, and blockchain networks (such as the Ethereum Network on which the Tokens are intended to be issued), currently is relatively undeveloped and is likely to rapidly evolve. Such regulation may vary and may conflict among international, federal, state and local jurisdictions and the potential applications of existing regulations remain subject to significant uncertainty in many respects. In addition, various legislative and executive bodies in the United States and other countries may in the future adopt new laws, regulations, guidance, or other actions (including applying existing laws and regulations in ways that are adverse), which may severely impact the ability to access marketplaces or exchanges on which to trade Tokens, and the structure, rights, value and transferability of Tokens. In addition, failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

This Offering of Tokens has been designed to comply with securities registration exemptions under U.S. federal law, and securities laws will limit the ability to resell Tokens.

This Offering has been structured in a manner designed to qualify for valid exemptions from registration under U.S. federal and state securities laws. Investors agree only to resell Tokens in compliance with applicable securities laws and the restrictions on resale set forth in the subscription agreement and this Memorandum. In addition, no ATS or other exchange is currently committed to list Tokens, and treatment of Tokens as a security may limit or prevent their listing on certain exchanges in the future. Although we intend to list Tokens on one or more ATSs or other exchanges, no assurance can be made that our attempts to list the Tokens on any ATS or other exchange will be successful.

The Company does not expect to have a cybersecurity audit performed on the Token smart contract and holders of Tokens could suffer losses if the Token smart contract or the digital wallets in which the Tokens are held are hacked.

We do not expect to have a cybersecurity audit performed on the Token smart contract. We believe that because all purchasers of the Tokens will be whitelisted and all transactions in the Tokens recorded, tracked, and reversible, the risk of loss from the possible hacking of a Token smart contract or a digital wallet holding Tokens will be mitigated.

If Tokens are purchased using cryptocurrencies, our proceeds from this offering may be significantly reduced.

We may allow investors to purchase Tokens using BTC, ETH or other cryptocurrencies. We may need to convert the cryptocurrencies received from investors into U.S. dollars. It is expected that we shall use one or more digital currency exchanges or OTC desks for such conversions. Depending on the total sums of cryptocurrency received, the timing of our conversion of the cryptocurrency received and the liquidity of the applicable cryptocurrency markets, conversion may not be instantaneous. In such an event, we will be subject to risks related to fluctuations in the value of such cryptocurrency and U.S. dollars, as applicable, and may also be subject to fees from exchanges and intermediaries that vary with currency value and transaction volume, among other factors. Such risks and fluctuations could result in significantly lower proceeds to us in this Offering.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, as well as blockchain-based assets such as BTC and ETH, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of Tokens.

The utilization and growth of the blockchain industry is subject to a high degree of uncertainty. The factors affecting the continuing utilization and further development of the cryptocurrency industry, as well as blockchain networks, include, without limitation:

●	Worldwide growth, or a decline, in the adoption and use of BTC or ETH and other blockchain assets as well as the decreasing use of blockchain technology;
●	Government and quasi-government regulation of BTC or ETH and other blockchain assets and their use, or restrictions on, or regulation of access to and operation of blockchain networks (such as the Ethereum Network) or similar systems, including in jurisdictions outside the United States;
●	The maintenance and development of the open-source software protocol of the Ethereum Network;
●	Changes in consumer demographics and public tastes and preferences;
●	The availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using sovereign currencies (such as the U.S. dollar) or existing networks;
●	General economic conditions and the regulatory environment relating to cryptocurrencies.

The slowing or stopping of the development, general acceptance, adoption, and usage of blockchain networks (such as the Ethereum Network) and blockchain assets may deter or delay the acceptance and adoption of the Tokens.

The prices of blockchain assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect our business, and Tokens may also be subject to significant price volatility.

The prices of blockchain assets such as BTC and ETH have historically been subject to dramatic fluctuations and are highly volatile, and the market price of Tokens may also be highly volatile. Several factors may influence the market price of Tokens, including, but not limited to:

●	Global blockchain asset supply;
●	Global blockchain asset demand, which can be influenced by the growth of retail merchants' and commercial businesses' acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online blockchain asset exchanges, and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use;
●	Investors' expectations with respect to the rate of inflation;
●	Interest rates;
●	Currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;
●	Fiat currency withdrawal and deposit policies of exchanges, such as an ATS or other exchange, on which Tokens may be traded and liquidity on such exchanges;
●	Interruptions in service from or failures of exchanges on which Tokens may be traded;
●	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in Tokens or other blockchain assets;
●	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;
●	Regulatory measures, if any, that affect the use of blockchain assets such as Tokens;
●	The maintenance and development of the open-source software protocol of the Ethereum Network;
●	Global or regional political, economic or financial events and situations; or
●	Expectations among blockchain assets participants that the value of Tokens or other blockchain assets will soon change.

A decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets including Tokens.

Blockchain networks utilize code that is subject to change at any time. These changes may have unintended consequences for Tokens.

Tokens are intended to be ERC-20 tokens built on the Ethereum blockchain (or similar) protocol as modified to meet transfer restriction requirements under applicable U.S. securities law. Changes, such as upgrades to Ethereum's blockchain, may have unintended, adverse effects on all blockchains utilizing the ERC-20 tokens. Also, the Ethereum Network operates based on an open-source protocol maintained by contributors, and contributors are generally not compensated for maintaining and updating the Ethereum Network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the Ethereum Network and the lack of guaranteed resources to adequately address emerging issues with the Ethereum Network may reduce incentives to address the issues adequately or in a timely manner. This may adversely affect either the market value or the operational status of Tokens.

Additionally, the Company, in its sole discretion may determine to issue the Tokens on a blockchain other than Ethereum, which may adversely impact an investment in Tokens.

Only a few SEC-registered ATSs currently exist to trade blockchain-based security tokens; we may be unsuccessful in listing Tokens on any ATS or, once listed, maintaining such listing; trading over a blockchain-capable ATS currently offers the only legal way to trade securities tokens such as Tokens.

Currently there are only a small number of SEC-registered ATSs which have the technological capabilities to permit the trading of securities tokens, such as the Tokens. Because the Tokens are intended to be issued as ERC-20 tokens on the Ethereum blockchain, they currently cannot be traded using a conventional securities trading platform such as a national securities exchange (e.g., the New York Stock Exchange). However, because the Tokens are securities, they are not permitted to be traded on most spot cryptocurrency exchanges that are capable of handling blockchain assets (e.g., Coinbase), because most spot cryptocurrency exchanges are not registered with the SEC to offer trading securities. If we are unable to list on an SEC-registered ATS that is capable of handling blockchain tokens, our Tokens may not legally be permitted to trade in the United States, which could result in a decrease in value of a Token. We are not allowing the residents of New York state or any other state that is not allowing ERC-20 tokens or crypto transactions to buy our utility token, but they can still use our products on the platform without using the tokens. will obtain any licenses needed for each state.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment.

A number of companies that provide services relating to cryptocurrency or blockchain tokens (like the Tokens) have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies and blockchain tokens may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. Banks and other established financial institutions may refuse to process funds for cryptocurrency or blockchain token transactions, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency.

Cyber security threats could result in misappropriation, hacking, infection by malware, or other damage to Tokens or the blockchain network on which it is issued which could adversely affect an investment in Tokens.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern since the launch of blockchain networks. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and inadvertent or intentional infection by computer viruses, could harm or damage the software behind Tokens, which are intended to use the Ethereum blockchain, resulting in a loss of functionality, value, possession, or other damage to the holders of such Tokens. Any breach of the software infrastructure supporting Tokens could adversely affect an investment therein.

The security system and operational infrastructure supporting the Tokens may be breached due to various causes, including, without limitation, the actions of outside parties, error or malfeasance of an employee or other third party service providers, or other reasons, and, as a result, an unauthorized party may obtain access to private keys, data, or the software infrastructure for the Tokens, or BTC, ETH, or other cryptocurrencies. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of the security system or operational infrastructure supporting the Tokens occurs, part or all of a tokenholder's Tokens could be lost, stolen or destroyed, and the value of an investment in Tokens may be adversely affect.

Loss of private keys may render Tokens worthless.

If a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, an investor will not be able to access the blockchain asset associated with the corresponding address. Any loss of private keys relating to digital wallets used to store Tokens could result in an investor’s complete loss of the Tokens it holds.

Smart contracts are subject to limitations.

Smart contract technology is still in its early stages of development, and its application is experimental in nature. This carries significant operational, technological, regulatory, reputational, and financial risks. Smart contracts may not be fit for the purpose intended by Company and may contain flaws, vulnerabilities, or other issues, which may cause technical problems or the complete loss of Tokens.

Intellectual property rights claims may adversely affect the operation of blockchain networks.

Third parties may assert intellectual property claims relating to the holding and transfer of blockchain tokens such as Tokens, or BTC, ETH or other cryptocurrencies, and their source code. Regardless of the merit of any intellectual 24 property or other legal action, any threatened action that reduces confidence in the Ethereum Network’s or the Tokens’ long-term viability or the ability of holders to hold and transfer Ether or Tokens may adversely affect an investment in the Tokens, which are intended to use the Ethereum blockchain. Additionally, a meritorious intellectual property claim could prevent us or our tokenholders from accessing the Ethereum Network or Tokens or holding or transferring their Ether or Tokens. As a result, an intellectual property claim against us or against the Ethereum Network could adversely affect an investment in the Tokens.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 1,000,000,000 tokens on a “best efforts” basis at a price of $0.05 per Unit. The minimum subscription is $10.00, or 200 Tokens. Under Regulation A+, the Company may only offer $50 million in Tokens during a rolling 12-month period. As of September 15, 2023, the Company has issued 0 Tokens in this Offering for gross proceeds of $0.

The Company intends to market the Tokens in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.Azotto.com) on a landing page that relates to the Offering, www.Azotto.com/investorrelations.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

•	Digital Wallet Compatibility: Investors can use any standard ERC-20 compatible digital wallet such as Metamask.
•	Crypto Asset Payment Acceptance: We will accept several of the most popular cryptocurrencies such as BTC, ETH, BNB as payment based on their current market value at time of sale.
•	Closing and Delivery of Tokens: Tokens will be distributed immediately after purchase during presale and then after launch, with potential delays only due to processing times since it will be tested on testnet beforehand. Any unexpected delays would be sent via email to users login account.
•	Subscription Acceptance: AML/KYC verification will be done with standard 3rd party plugins/services such as Onfido or Trulioo. Users will be required to submit documents such as passport or driver's license, as well as secondary documents such as SSN card and/or proof of residence according to the requirements of the users legal jurisdiction. Additionally, we will employ 3rd party biometric facial recognition to ensure the user face matches their documents. This process is typically completed within 24-48 hours. Once their documents are validated, the third party API typically responds with an access code which we will use to verify the users login against our central server database. This process may vary depending on our selected 3rd party KYC provider, but will comply with KYC/AML ordinances according to the location of each user.
•	Refund Rights: Refunds will be processed to the original payment method and amount within 7 working days or as soon as possible in case of rejection or offering cancellation, otherwise no refunds.

(Refund rights are dependent on if you select a minimum offering, since you will need to hold in escrow and refund all if minimum is not met)

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent

We have not engaged a Transfer Agent for the Company’s securities. The Offering will be sold by the Company’s members and managers.

Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire, or check. Subscriptions via credit card will be processed via a third-party payment processor. Investors should note that the processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that  approximately 58% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses outlined in the “Use of Proceeds” section of this Offering Circular.

In order to invest you will be required to subscribe to the Offering at www.Azotto.com/investorrelations and agree to the terms of the Offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will issue Tokens to the investor. The Company will notify an investor when Tokens are ready to be issued and the Company has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

USE OF PROCEEDS TO ISSUER

The maximum gross proceeds from the sale of our Units in this Offering is $50,000,000 .

Assuming a maximum raise of $50,000,000, the net proceeds of this Offering would be approximately $38,000,000, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering, as well as broader operational costs projected for our platform's development and launch) of $12,000,000 and assuming the sale of 1,000,000,000 Tokens.

The direct costs specifically attributable to the offering of our AZTO utility tokens are primarily composed of attorney fees. These legal expenses are essential for ensuring compliance with regulatory requirements, drafting offering documents, and providing legal advisement on the structure of the offering. Attorney fees represent a significant portion of our offering costs due to the necessity of navigating the complex legal landscape surrounding utility tokens and ensuring the protection of both our company and our prospective investors.

Beyond legal fees, other direct offering costs include accounting and audit fees, necessary for preparing financial statements and ensuring accuracy and transparency in our financial disclosures. Marketing and advertising expenses are also direct costs, aimed at generating interest and attracting investors to our offering. Additionally, any fees related to the selling of tokens, such as commissions for brokers or agents, platform listing fees, payment processing fees for handling investments, and other miscellaneous expenses directly tied to the offering process, contribute to our overall offering costs.

Assuming a raise of $12,500,000 (representing 25% of the maximum offering amount), the net proceeds would be approximately $9,500,000, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $3,000,000 and assuming the sale of 250,000,000 Tokens.

Assuming a raise of $25,000,000 (representing 50% of the maximum offering amount), the net proceeds would be approximately $19,000,000, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $6,000,000 and assuming the sale of 500,000,000 Tokens.

Assuming a raise of $ 37, 500,000 (representing 75% of the maximum offering amount), the net proceeds would be approximately $28,500,000, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $9,000,000 and assuming the sale of 750,000,000 Tokens.

Assuming a minimum raise of $20,000, the net proceeds would be approximately $10,000, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $10,000 an assuming the sale of 400,000 tokens.

As of September 15, 2023, the Company has issued 0 Tokens in this Offering for gross proceeds of $0. Offering expenses incurred to date are estimated to be $0. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Please see the table below for a summary of our intended use of the net proceeds from this Offering:

Use of Proceeds	Percentage of Offering Sold
	25%	50%	75%	100%	$20,000 Minimum
Liquidity (1)	$3,250,000	$7,500,000	$9,750,0001	$13,000,000	$5,000
Team and Advisors (2)	1,875,000	3,750,000	5,625,000	7,500,000	$0
Strategic Sale (3)	1,250,000	2,500,000	3,750,000	5,000,000	$0
Platform Development	3,125,000.	6,250,000	9,375,000	12,500,000	$15,000
Legal	250,000	500,000	750,000	1,000,000	$0
Marketing	2,750,000	5,500,000	8,250,000	11,000,000	$0
TOTAL	$12,500,000	$25,000,000	$37,500,000	$50,000,000	$0

1.	Liquidity: Refers to Tokens allocated for users that will be sold in presale and at launch
2.	Team and Advisors: Allocated for team compensation.
3.	Strategic Sale: Directed towards marketing efforts to engage buyers and sellers.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Azotto: Web3-Powered Car Transactions Marketplace

Disclaimer & Disclosures

Our company takes the protection of our users and the integrity of our token seriously. Our AZOTTO (AZTO) utility token is designed specifically to reward users who purchase products and services within our AZOTTO ecosystem.

To provide more protection to our users, we want to emphasize that the AZTO utility token does not represent ownership in our company, and it does not provide or promise financial returns. It is also not backed by any physical asset or government entity, making it imperative that it should not be viewed as a traditional investment opportunity.

This whitepaper does not constitute legal, financial, or investment advice, and buyers should seek professional advice before making any investment decisions. The company makes no guarantees regarding the accuracy or completeness of the information contained in this whitepaper and is not responsible for any financial losses or damages that may result from the purchase or use of the utility token. Buyers should also be aware that the regulatory environment for utility tokens is evolving and that the legal status of the utility token may change in the future. The company advises all potential buyers to stay informed about changes in regulation and to consult with legal and financial professionals to determine how these changes may affect their investment. We strongly encourage all users to conduct their own independent research and seek advice from financial and legal professionals before purchasing our AZOTTO (AZTO) utility token. The decision to purchase or sell our utility token is entirely at the user’s discretion and risk, and we do not guarantee the value of the token.

The company makes no guarantees regarding the performance or functionality of the platform or the utility token. The success of the platform and the utility token are dependent on a variety of factors, including market demand and technological advancements. Moreover, we want to make it clear that our company is not responsible or liable for any decisions made by users with regards to the purchase or use of the token. We do not make any guarantees or representations regarding the performance of the utility token, and we do not assume any responsibility for any financial losses or damages that may result from the purchase or use of our utility token. The purchase and holding of the utility token involves a high degree of risk, including risks related to the development of the underlying technology, market volatility, and changes in regulation. Buyers should carefully consider these risks and consult with legal and financial professionals before making any investment decisions.

By purchasing and using our utility token, users agree to comply with all applicable laws and regulations, and to assume all responsibility and risk associated with the utility token. We are committed to providing a fair and transparent environment for our users, and we encourage everyone to carefully consider the risks involved before participating in our ecosystem. This offering may be subject to various regulatory requirements, and the company does not assume responsibility for ensuring that potential buyers comply with such regulations. The company advises all potential buyers to consult with legal and financial professionals to determine whether they are eligible to purchase the utility token.

In summary, our AZTO utility token is specifically designed to reward users for participating in our AZOTTO ecosystem. We take the protection of our users seriously, and we strongly encourage all users to conduct their own research and seek advice from financial and legal professionals before making any decisions regarding the purchase or use of our utility token.

Company

We are on a mission to reinvent car transactions with cutting-edge technologies such as Web 3.0/blockchain and AI/ML that make the buying and selling process frictionless and secure for car buyers and sellers.

Current Status of Company

At present, we have not hired any contractors. We only have the designs and in the talks with the developers. We have no signed any contract or hired third parties.

Vision

To eliminate the paperwork hassles associated with buying and selling cars, such as title transfers, registration, and bill of sale, by transforming them into secure and verifiable NFTs (Non-Fungible Tokens) on the Ethereum/polygon blockchain.

Our innovative approach aims to streamline the entire process, making it frictionless, transparent, and secure for car buyers and sellers. We want to revolutionize the automotive industry by transitioning from cumbersome paperwork to digital NFTs, bringing efficiency and trust to car transactions like never before.

Values

Values are an important part of the overall vision of the company. We commit to staying true and following these core values:

Integrity: Operating with honesty and transparency for customers, employees, and partners.

Innovation: Striving to innovate and improve, pushing boundaries and embracing new ideas to provide the best possible solutions for our clients.

Teamwork: Believing in the power of collaboration and teamwork, working together to achieve common goals and supporting each other to deliver outstanding results.

Diversity and Inclusion: Celebrating differences in backgrounds, experiences, and perspectives, and creating an environment where everyone feels valued and respected.

Strong Work Ethic: Taking ownership and responsibility for our work, being proactive and taking the initiative to solve problems and overcome challenges with a positive attitude and mindset.

These values will be the guiding force for every decision AZOTTO makes on its quest to improve the quality of the automotive industry through technology.

AZOTTO: Web3 Car Transactions Platform

In this whitepaper, we will discuss AZOTTO’s MVP (Minimum Viable Product) and MVS (Minimum Viable Segment) and how the platform would be built in two phases to solve the car buying and selling transaction process. MVS, or Minimum Viable Segment, signifies a targeted subset of the market. In Azotto's context, the initial focus is on private sellers and authorized dealers, not private buyers, as the primary customers during the early stages.

In PHASE ONE, we’ll create an MVP auction platform for private sellers and vetted-authorized dealerships to bid on cars. Instead of selling to one dealer, the sellers will get bids from 100s of dealers—maximizing the selling price. The Dealerships (buyers) will handle the paperwork for private sellers—saving them time and money, while the platform will ensure a frictionless and secure car transactions process. We will discuss PHASE TWO later in the whitepaper.

Market Analysis for PHASE ONE:

1. Overview

2. Market Size and Growth

3. Problems & Challenges

4. Market Dynamics

5. Competitive Landscape

6. Solution

7. Technology Stack

Overview

A vehicle auction marketplace is an online platform that facilitates the buying and selling of vehicles through a bidding process. The platform allows sellers to list their vehicles for auction that buyers can bid on.

Market Size & Growth

$448.56 Billion

36.2 Million Used Vehicles Sold Annually1

$26,700 Average Used Car Selling Price2

Problems & Challenges

These are the problems & challenges that online vehicle platforms are facing.

• Fraudulent Activities

• Fake Representations

• Inefficient Auction Conclusion Process

• Shortage of Inventory

• Lack of Customer Support

Fraudulent Activities

Rid Bidding is among the most common fraudulent activities experienced by online vehicle platforms. There are many rig biddings, but the most common rig bidding practices in online vehicle auction platforms are below.

Fake Representations

Fake representations on an auction platform refer to inaccurate or misleading descriptions a seller provides to deceive potential buyers. This can lead to buyers paying more for a vehicle that does not meet their expectations.

Example: a seller could list a car for sale and falsely claim that it has never been in an accident when in fact, it has or not disclose other mechanical issues. If the buyer believes the vehicle has a clean history and places a bid based on that belief, they may pay more for the car than they would have otherwise.

On the other hand, the buyers might misrepresent their ability to pay or falsely claim that the car had undisclosed mechanical issues.

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1https://www.autonews.com/used-cars/used-car-volume-hits-lowest-mark-nearly-decade#:~:text=The%20 number%20of%20used%20cars,about%2035.8%20million%20were%20sold.

2https://www.statista.com/statistics/274928/used-vehicle-average-selling-price-in-the-united-states/

Inefficient Auction Conclusion Process

Auction Aftermath: Complicated and time-consuming process.

●	Both the seller and buyer need to complete the necessary paperwork and transfer the funds.
●	Signing the title and bill of sale.
●	The buyer has to register the car and obtain new license plates.
●	Buyer may need to arrange for shipping.
●	Lack of customer support from the auction platforms.
●	Current auction platform process could take several days.

Shortage of inventory

The COVID-19 pandemic disrupted the global supply chain, resulting in a shortage of new cars. The supply chain and labor constraints implemented earlier in the pandemic forced the automates to cut new-vehicle production.3

Furthermore, the global microchip shortage prevented automakers from producing new vehicles. As a result, many people turned to the used car market, leading to a surge in demand, empty dealer lots, and higher used and new car prices.

Because of this global shortage, the used car market faces another challenge: vehicle owners are keeping their vehicles while they wait for newer vehicles to become available before they trade in or sell their older vehicles.

Lack of customer Support

Online auction platforms are designed for ease of use, allowing consumers to buy goods without needing an intermediary and leaving the comfort of their houses. An online auction platform for vehicles is slightly different in terms of process after auction conclusion, which may require additional support from the platform. Because the buyer is not simply buying a product and having it delivered to their house, the buyer has to make sure that the vehicle paperwork gets transferred over and the handling of a payment goes smoothly.

Suppose the online vehicle auction platform is not designed well to handle edge-case. In that case, it may lead to several problems, requiring real-human assistance to mitigate issues, such as payment, fraud, and or other inquiries. The auction platform must be equipped to handle such edge cases.

Market Dynamics

Growth Drivers

One of the main problems that vehicle auction platforms are currently facing is a shortage of inventory due to supply chain disruptions caused by the COVID-19 pandemic. The global shortage of semiconductors has affected the production of new vehicles, leading to a decrease in the number of new vehicles available for auction. As a result, there is now an increased demand for used vehicles, which has led to higher prices and lower inventory levels.

Trends

Consumer Behavior: The auction industry is facing a shift in consumer behavior and preferences, as younger generations are more likely to prefer buying cars online rather than through traditional auctions. This trend prompts traditional vehicle auction platforms to adapt their business models and online strategies to remain competitive in the evolving marketplace.

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3 https://www.cars.com/articles/is-the-inventory-shortage-coming-to-an-end-460943/

Smarter Auction Platforms: Because of the consumer behavior of buying almost anything online, artificial intelligence (AI) is playing an increasingly significant role in the online vehicle auction industry, with several applications that are helping to improve the efficiency, accuracy, and overall experience of the online auction process.

Examples of how AI can help online vehicle auction platforms:

Predictive Analytics: AI algorithms can analyze large sets of data, including vehicle sales and pricing history, to identify patterns and predict future trends.

Image Recognition: AI algorithms can recognize and analyze vehicle images, identifying and cataloging important features and components. Image recognition/computer vision can also identify imperfections on the car, which can help determine the condition of the vehicle.

Fraud Detection: AI algorithms can analyze bidding behavior and other patterns to identify potential fraudulent activity, such as shill bidding or bid rigging. This helps to ensure fair and transparent auctions and builds trust in the platform.

Chatbots and Virtual Assistants: AI-powered chatbots and virtual assistants can help buyers and sellers with their inquiries, providing 24/7 support and helping to reduce wait times for customer service.

Competitive Landscape

B2B (business-to-business)

●	KAR Auction Services, Inc.
●	Copart Inc.
●	ACV Auctions Inc.
●	Insurance Auto Auctions Inc.
●	E Automotive Inc. (EBlock)
●	COX Enterprises, Inc. (Manheim, Inc.)

B2C (business-to-consumer)

●	Shift Technologies, Inc.
●	eBay, Inc. (eBay Motors)
●	Auto Auction Mall
●	Barrett-Jackson Collector Car Auction
●	A Better Bid Car Auctions
●	AutoBidMaster

C2C (consumer-to-consumer)

●	Cars and Bids
●	eBay, Inc. (eBay Motors)

C2B (consumer-to-business)

●	MintList

Solution

The AZOTTO auction platform connects private sellers to dealerships to bid on their vehicles to get them the best price without the hassle.

AZOTTO will make buying and selling vehicles as easy as ordering an item on Amazon within minutes and having it delivered to your doorstep. The platform will be built strategically in two phases to eliminate the problems that the current vehicle auction platforms face today as well as streamline the buying and selling process.

PHASE 1 focuses on building a C2B (consumer-to-business) auction marketplace that will allow private sellers to sell or trade-in their vehicles directly to the licensed dealerships on the platform.

The C2B business model solves both users’ problems and pain-points.

Seller:

●	No longer have to wait days to sell their car
●	No longer have to meet up with a stranger
●	Won’t get low-balled by a dealership
●	Don’t have to deal with paperwork
●	Save money on taxes
●	Free listing

Buyer:

• Lead generation

• Increased sales & inventory

The niche target audience and the C2B business model allows us to solve significant problems for both the private seller and buyer and help us build our credibility as a company, which would then allow us to begin preparing for PHASE TWO of the platform build.

We will move on to the next step of our platform development, which will allow us to transition from C2B to a C2C (consumer-to-consumer or peer-to-peer) business model—allowing any user to sell and buy a vehicle online anywhere safely and without the hassle.

As we proceed with this phase, we intend to collaborate with each state’s regulatory bodies responsible for automotive vehicle registra- tion and title regulations to establish a partnership.

Our goal is to convert physical paperwork to NFTs, thereby becoming the pioneer in eliminating the need for physical documentation when buying or selling vehicles.

Go-To-Market Strategy

To effectively acquire sellers on our marketplace, we will utilize a multifaceted approach that includes using affiliate marketing, implementing search ads, creating SEO-optimized content, utilizing social media, and PR newswire to increase brand awareness and attract users to our website.

Our go-to-market strategy for PHASE ONE will be focused on two aspects of the car selling/buying process. 1) Private party sellers who want to avoid the hassle of paperwork and meeting strangers when selling their cars. 2) Local, vetted car dealerships who will compete to purchase cars from buyers through an auction.

Our MVP product will serve the DFW market before expanding to other states.

The platform fee will be free for 6 months for the buyers.

Business Model

Below is our C2B business model of the online auction marketplace during PHASE 1.

Sellers:

Sellers will not be charged for the listing

Buyers:

A platform fee of 1-3% in addition to the payment processing fee is charged by the platform. However, buyers have the option to avoid paying the payment processing fee by utilizing our AZTO utility token for their purchase(s). Moreover, buyers can earn a 1% token reward for using the AZTO utility token.  In the event that a buyer chooses not to transact in AZTO utility tokens, the buyer may use generally accepted credit/debit providers)

Vehicle Sold Price	Platform Fee (Buyers pay)
$0–$10,000	3%
$10,000–$50,000	2.5%
$50,000+	1%

Technology (Phase 1)

AZOTTO is committed to utilizing the most advanced technologies to build a robust, user-friendly, secure auction platform. The auction platform offers a unique combination of verification, blockchain technology, smart contracts, and AI/ML to streamline buying/selling vehicles online.

Verification: The buyers (dealerships) will be verified before we onboard them on the platform. The sellers will also undergo a verification process before using the platform.

Vehicle Valuation: Using computer vision, used cars, and trade-in data, our AI models will analyze the price of the vehicle based on vehicle history, mileage, and condition. This would give the seller a quick value of their car and allow them to set this as a starting bid or choose their price.

Rig Bid Detection: Implementing AI-based fraud detection techniques to analyze bidding patterns and detect suspicious activities, also designing smart contracts with specific logic and rules to prevent fraudulent activities, such as detecting and preventing bids from unauthorized parties.

Smart Contracts: Smart contracts will be used for the entire auction biddings process, such as reserve price, auction start and end time, and the bidding rules. As well as storing vehicle history and other tasks to streamline the process for an enhanced user experience.

Secure Data Management: The data associated with the smart contract, including auction parameters, bids, and winners, are stored on the Polygon blockchain in a distributed ledger format—ensuring the data is immutable and transparent. Any critical auction data transactions or history will be stored on the blockchain to ensure the transparency and immutability of the auction process.

User profile databases will be stored in a separate database, such as PostgreSQL, which can be optimized for storing user data efficiently and securely. This approach would allow us to handle complex queries, indexing, and scaling much more effectively while offering a more cost-effective approach than storing user data on a blockchain, which can be expensive due to the computation power required to perform consensus and maintain the blockchain network.

Technology Stack (Phase 1 & 2)

FRONT-END

●	React or Angular for building the user interface
●	Web3.js for interacting with the blockchain network
●	Redux or MobX for state management

BACK-END

●	Node.js or Go for building the back-end server
●	Express.js or Gin for building RESTful APIs
●	PostgreSQL for storing non-blockchain data, such as user profile

BLOCKCHAIN

●	Polygon for building the blockchain network and smart contracts
●	Solidity for writing smart contract code
●	Ganache or Truffle for local blockchain testing and deployment
●	Infura or Alchemy
●	IPFS (InterPlanetary File System) for decentralized file storage of non-sensitive auction data
●	Chainlink for connecting smart contracts with off-chain data sources

AI/ML

●	TensorFlow or PyTorch for building and training machine learning models to analyze bid patterns and detect fraudulent activity
●	Scikit-learn or Keras for implementing machine learning algorithms for data analysis and prediction
●	OpenCV for computer vision tasks such as object recognition and image classification

SMART CONTRACT

●	OpenZepplin for smart contract security audit
●	Jest for writing and running automated tests
●	Chai or Should.js for assertion libraries
●	Cypress for end-to-end testing

DEVOPS

●	Jenkins or Travis CI for continuous integration and continuous deployment
●	AWS or Google Cloud for hosting and scaling the application
●	HashiCorp Vault or AWS Secrets Manager for securely storing sensitive data such as API keys and passwords

Tokenomics

AZOTTO Utility Token (AZTO) will allow token holders to earn a percentage of tokens back when they purchase products or services within the AZOTTO ecosystem.

Token Name: AZTO

Total max supply: 1,000,000,000 tokens.

Token price: $0.05.

Token Type: ERC-20.

Token Distribution: A total number of tokens distributed would be 1bn. No new tokens will be created.

Token Use: The AZTO utility token’s purpose is to reward users for participating in the AZOTTO ecosystem by purchasing products and services. Token holders can also use the tokens to participate on our vehicle auction platform and use the tokens as a payment to complete the transaction(s).

Token Rewards: The token holders get 1% of the token back as rewards for using the AZTO utility token to purchase products and services.

Pre-Sale: We will conduct a pre-sale for our utility token on our website. After our pre-sale, we will launch our token on major DEXs and CEXs. "DEXs" and "CEXs" means Decentralized and Centralized Exchanges. Pre-sale will be done on our company website or through CEX launchpad only. We will list the token on reputable exchanges which accept our coin and operate within our regulatory requirements, but we cannot specify exchanges at this time. We will implement a wallet address whitelist to prevent p2p and DEX trading using wallets such as Metamask and exchanges such as UniSwap unless the specified address has undergone our KYC/AML process. This is possible because ERC-20 tokens trigger their issuing smart contract upon transfer, and we can modify the transfer method in the smart contract to check recipient wallet address before allowing transfer.

Smart-Contract Audits: As part of our commitment to transparency and security, we will conduct a thorough audit of our token and smart contracts before the pre-sale stage by a professional auditing firm.

Token Deflationary Mechanisms: The company may choose to imple- ment a token burn mechanism, where a certain percentage of tokens are permanently removed from circulation. This can help to increase the value of remaining tokens and create scarcity.

Token Distribution (%): 26% Liquidity, 15% Team and Advisors, 10% Strategic Sale, 25% Platform Development, 2% Legal, 22% Marketing, Incentives, Rewards. These percentages represent the token distribution strategy, where 26% are public funds including pre-sale and public sale. The remaining assets are company controlled for compensation of the company team, and improvement of the web application / smart contract infrastructure.

Token Security Measures

Smart Contract Audit: The AZTO Token smart contract will undergo a thorough audit by a reputable third-party security firm before the token launch to identify and fix any vulnerabilities or bugs that could compro- mise the security of the token or its users.

Multi-signature Wallet: The AZTO Token team will use multi-signature wallets to store all funds raised during the pre-sale and ICO phases. Security measures include multi-signature and cold storage wallets for the funds raised. We will adhere to industry-standard security protocols for holding company funds. We will accept only common cryptocurrencies as payment for presale and public offering. We will perform 3rd party internal security audits and security measures for preventing exploitation of our smart contracts. We are not responsible for the security of users' 3rd party wallets where they store our tokens after purchase, unless the security risks are due to interaction with our smart contracts and web application.

Two-Factor Authentication: The AZTO Token team will implement two-factor authentication (2FA) for all key account logins to prevent unauthorized access.

Regular Security Audits: The AZTO Token team will conduct regular security audits to ensure the token remains secure over time. These audits will include penetration testing, vulnerability scans, and code reviews.

Emergency Stop Mechanisms: The AZTO Token team will implement emergency stop mechanisms that allow them to pause the token’s functionality in the event of a security breach or other emergency situation.

Timelock Mechanisms: The AZTO Token team will implement time lock mechanisms that delay the execution of certain functions within the smart contract. This can prevent attackers from exploiting vulnerabilities in the contract by giving the team time to identify and fix any issues before the functions are executed.

Role-Based Access Control: The AZTO Token team will implement role-based access control (RBAC) to restrict access to specific functions within the smart contract.

Cold Storage: The company will store the tokens in a cold storage wallet, which is not connected to the Internet. This makes it less susceptible to hacking attempts, but it can also make it more difficult to access the tokens when needed.

Roadmap

PHASE 1 development of the auction platform will begin once we have successfully met our pre-sale funding goals. The pre-sale funding will be used to complete PHASE ONE. PHASE TWO will require additional funding.

PHASE ONE:

●	Design & development of the C2B auction marketplace
●	Onboarding licensed dealerships
●	Lead generation of private sellers
●	Rewards token given out for using the platform
●	Storing VIN history on Blockchain
●	Crypto payments

PHASE TWO:

●	Transitioning from C2B to C2C (consumer-to-consumer or peer-to-peer)
●	Partnering with the Regulators
●	Paper to digital assets infrastructure strategic planning
●	Begin smart-contract development for vehicle related paperwork
●	Storing NFTs securely onto the blockchain

Milestones

The Company’s 12-month plan is as follows (assuming an Offering start date of April 1, 2024):

The 12-month plan is broken down into different Milestones.

Scenario: Offering commences on April 1, 2024 (example date to display the 12-month plan), and the Company raises $20,000.00 during our pre-sale (our minimum investment to build the platform)

Our journey commences on April 1, 2024. This marks the beginning of an ambitious 12-month roadmap designed to not only meet but exceed our initial fundraising goal of $20K USD during our pre-sale. This capital is crucial for the development of our innovative platform. The plan is meticulously structured into distinct milestones, each aimed at achieving specific objectives and pushing us closer to our ultimate goal.

Milestone 1: Pre-sale Marketing Campaign for Our Utility Tokens (April–June 2024)

This initial phase is pivotal, as it sets the tone for our project's introduction to potential investors. Our strategy involves partnering with a leading marketing firm specializing in crypto pre-sales to maximize our outreach and impact. This collaboration will fuel our efforts to build a vibrant investor community, eagerly awaiting the launch of our utility tokens.

Key Objectives:

●	Building Investor Momentum: Through our partnership with the marketing firm, we aim to cultivate a thriving investor base, ready and excited for our pre-sale. Our strategy includes leveraging social media platforms, crypto-focused websites, and direct engagement to build a solid foundation of potential investors.
●	Strategic Messaging: We will craft compelling narratives and informative content that underscores the unique benefits and features of our platform, ensuring our value proposition is clear and enticing to our target audience.
●	Engagement and Brand Awareness: Our engagement strategy encompasses a variety of tactics designed to keep potential investors engaged and informed. From social media campaigns on platforms like Twitter and TikTok to partnerships with crypto influencers and thought leaders, we're dedicated to building a strong brand presence and community anticipation.
●	Technical Preparations: Hiring a blockchain development team is critical at this stage. They will be tasked with creating the smart contracts for our utility tokens and developing a user-friendly app for managing pre-sales. This app will simplify the purchasing process for investors and provide them with a secure, intuitive platform to manage their investments.

Milestone 2: Achieving and Utilizing Funding Goals (July–September 2024)

Success in our pre-sale will kickstart the next phase: the actual development of our platform. With funding secured, we will appoint a Chief Technology Officer (CTO) and begin assembling a world-class engineering team. This period will focus on building the technical foundation of our platform, with development projected to take approximately three months.

Milestone 3: Platform Trial and Testing (October–November 2024)

Once our Minimum Viable Product (MVP) is ready, rigorous testing will commence to ensure its functionality and security. This phase involves both third-party audits and internal testing to iron out any issues. Select users will be invited to test the platform, providing valuable feedback to refine and perfect our offering.

Milestone 4: Official Launch and Continuous Improvement (December 2024 Onwards)

Our anticipated platform launch in early December 2024 is not the end but a new beginning. Post-launch, our focus will shift to learning from user feedback, iterating on our product, and continually enhancing the platform to meet and exceed user expectations. This iterative process is crucial for long-term success and will involve regular updates, feature enhancements, and ongoing community engagement to ensure our platform remains at the forefront of innovation.

This comprehensive 12-month plan is designed to be both ambitious and achievable, laying a solid foundation for our platform's success and ensuring we deliver a product that meets the needs and expectations of our users and investors alike.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Azotto Technology, LLC is a limited liability company organized under the laws of the State of Texas. The Company is headquartered in Texas.

Basis of Presentation

Net Revenues. Net revenues consist of revenue recognized from subscriptions contracts, door and video services, and sales of controllers and recorders.

Cost of Goods Sold. Cost of goods sold consists of hosting costs and the costs of controllers and recorders.

Operating Expenses.  Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, consulting costs and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent public relations, advertising and direct marketing costs, as well as the associated personnel costs.

Results of Operations

The Company is a newly-formed entity and has limited operations at this time. The Company is in the pre-revenue stage.

Liquidity and Capital Resources

The Company is a newly-formed entity and has limited capital at this time.

Issuances of Equity

The Company has issued membership interests as follows:

Turaj (Tony) Belgameh:	33.33%
Iraj (Ira) Belgameh:	33.33%
Keyan (Ken) Belgameh:	33.33%

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this Offering Circular, the Company’s officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Turaj “Tony” Belgameh	CEO/COO	55	March 24, 2023	20

Faizan Anjum	Chief Product Officer	31	March 24, 2023	20

Tracy Martin	Director of Content	71	March 24, 2023	5

Turaj “Tony” Belgameh

Founder, CEO/COO

Tony is a highly experienced and results-driven leader in the automotive industry with a successful track record of owning and managing a thriving dealership and repair shop for 30 years. He is a savvy entrepreneur who can identify and capitalize on business opportunities while maintaining a customer-centric approach.

In addition to his retail and automotive repair expertise, Tony has vehicle auction experience. He has participated in numerous vehicle auctions and developed a deep understanding of the auction process. His industry knowledge and ability to accurately assess the value of vehicles have helped him make informed decisions when buying and selling cars at auction.

Tony’s extensive knowledge and expertise in the industry have earned him a reputation as a trusted and respected figure in the space. He is a skilled leader who has guided his team to success through his effective management style and commitment to excellence. Tony’s passion for the automotive industry and his dedication to his customers have made him a sought-after professional.

2021-present: Founder & CEO, UcarMobile Operations

Established and currently leads Ucarmobile Operations, a dynamic venture focused on revolutionizing the automotive industry through innovative solutions.

1998-2005: Co-owner, B & B Auto Sales, Fresno, CA

Played a pivotal role as co-owner of B & B Auto Sales, contributing to its growth and success in the Fresno automotive market.

1995-1997: Co-owner and Operator, Airway Limousin TX Corporation

Spearheaded operations as co-owner of Airway Limousin TX Corporation, accumulating 29 years of extensive experience in the automotive industry.

2004 to present: Founded and managed A & B Import Enterprises TX Corporation, and 544 Auto Sale Inc DBA 3400 Auto Sales & Service TX Corporation, witnessing remarkable growth. Lifetime revenue will be $10,000,000 by the end of 2024. Demonstrated expertise in all facets of the automotive trade, including comprehensive knowledge of auction dynamics, transactional processes such as TTL, financing, and insurance, as well as adept management of sales, finance teams, and a fully operational service center. Recognized the challenges faced by end-users in the automotive marketplace, empathizing with their concerns and utilizing my experience to optimize their trade-in experiences, ensuring maximum value retention and customer satisfaction.

Faizan Anjum

Chief Product Officer

As a product leader in the technology industry with 7 years of experience, Faizan possesses a strategic approach to scaling startups in the automotive AI and two-sided marketplace spaces. His ability to understand user behavior and identify market trends has positioned him as a thought leader in their field. His strong leadership skills and collaborative approach have allowed them to effectively manage cross-functional teams to deliver innovative products that meet and exceed customer needs.

2021-present: Head of Product at UcarMobile (Texas, ON)

2019-2021: Designer at Synergy Design, INC (Mississauga, ON)

2018-2019: Product Designer at Passenger AI (Toronto, ON)

Tracy Martin

Director of Content

A master-certified ASE technician and skilled curriculum developer/trainer with over 33 years experience. He is also the author of four popular books in the “Motorbooks Workshop” series, known for their easy-to-understand technical content that meets the needs of learners at all levels.

Tracy’s employment for the last five years has been with the Department of Homeland Security (DHS), Transportation Security Administration (TSA) for the federal government. He provides communications support for TSA's Information Technology Office to TSA employees world-wide.

In the past five years he has also been a freelance writer for national magazines in the U.S.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors and Executive Officers

For the fiscal quarter ended July 2023, we compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Turaj “Tony” Belgameh	CEO/COO	0	0	0
Faizan Anjum	Chief Technology Officer	0	0	0
Tracy Martin	Director of Content	0	0	0

None of the officers of the Company have entered into employment agreements with the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of September 15, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities.

Turaj (Tony) Belgameh-33.3% of the Company’s issued and outstanding membership interests

Iraj (Ira) Belgameh-33.3% of the Company’s issued and outstanding membership interests

Keyan (Ken) Belgameh-33.3% of the Company’s issued and outstanding membership interests

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Not applicable

SECURITIES BEING OFFERED

The Company is offering up to 1,000,000,000 Tokens at $0.05 per Unit.

The price of our Units has been arbitrarily established by us after giving consideration to numerous factors, including market conditions and the perceived valuations. The price of our Units may not be in any way indicative of the Company’s actual value following the completion of this Offering.

Subject to applicable laws, the Tokens may be offered for sale, sold, transferred or assigned without our consent.

No Rights as a Stockholder

The holder of Tokens does not have the rights or privileges of a holder of our stock, including any voting rights.

Transfer limits will be established for presale according to the maximum purchase per user. This means that any User A cannot transfer an amount of tokens to User B that will put User B’s balance above the limit that they would have been allowed to purchase themselves at presale.To ensure the integrity and liquidity of the tokens post launch, we cannot limit users transfer of tokens to whitelisted/verified users post public launch, except through our established limitations on

Users can burn a token using issuing smart contracts, but have no incentive to do so unless they no longer want to hold the token.

All users have basic rights to purchase, hold, and use tokens within our platform for rewards, according to the previously stated sale/transfer regulations, KYC/AML, and security practices. We do not intend the sale/transfer of the company or fork of blockchain network, but will continue to abide by the rules of token distribution strategy in case of company change, and will convert the tokens to work and be valued in equal proportion to the original in the case of blockchain network change/failure.

Upgradeability:

The platform smart contracts will be designed using the industry standard for top dApps (Decentralized Apps) such as Aave lending platform, in which we will implement upgradeable proxy smart contracts connected to our main contracts. This will allow us to keep our token infrastructure in place long term without the need to relaunch the token when an update to the platform is necessary. We will clearly document and disclose changes as well as the upgraded smart contracts to the platform users with sufficient time to allow the token's market demand to adjust to the impending changes. At the time of upgrading, we will switch the links on the central contracts to our updated proxy contracts, which in effect swaps the platform functionality implemented in the old contracts to the new ones.

The token is intended to be used only on Polygon network at this stage, but may be launched on other networks such as ETH Mainnet, Solana, BSC, provided it does not negatively affect holdings / value of user assets on the original network and is approved by consensus of holders using DAO functionality of the smart contract functions.

Recipient addresses will be verified as whitelisted from completion of KYC/AML for that user/address

Record of all transactions is available on the blockchain and can be accessed publicly. We can privately cross-reference these transactions with our internal user database.

Tokens are not divisible.

Third party audits of the smart contract and web application code will be done by industry reputable and impartial agencies not specified at this time.

Initial version of the token can be used for basic consensus of smart contract upgrade proposals made by the company to users. This upgrade may include additional consensus mechanisms if the upgrade proposal is approved by a consensus of users.

The weight of a user's vote will be achieved by linear or other polynomial function of number of tokens held by that user.

Upgrade of consensus mechanism, tokenomics, and platform functionality are subject to continuous regulation under the statutes by which this token was created.

Total supply and distribution purposes cannot be changed unless in regard to launching on a new chain, which would be approved by consensus of holders.

Funds held in company controlled wallets, meaning funds not originating from

A) The 26% of tokens distributed through pre-sale / public offering

B) Token rewards awarded to holders of this original liquidity allocation do not provide any voting weight in the smart contract consensus mechanisms.

Only tokens allocated for presale and public sale are eligible for token rewards on the platform

All purchases and transfers of the token will trigger the smart contracts which requires the address/user to be whitelisted due to KYC completion and AML processes, as well as other previously mentioned restrictions. Gas fee upon purchase is paid by the recipient. Gas fee upon secondary transfer is paid by the sender. Specifics of gas/transfer time are based on the current state and attributes of the tokens blockchain network.

AZTO tokens will be issued solely through direct purchase and as part of a 1% reward mechanism for transactions made using AZTO tokens within our platform. The accounting for the 1% reward will be meticulously recorded as a transaction cost associated with promoting platform engagement, with rewards distributed automatically to users' wallets upon transaction completion. Redemption of AZTO tokens will be facilitated through our platform under clearly defined terms that ensure the stability and health of the token's market value, incorporating reasonable limitations on the timing and size of redemptions to prevent adverse market impacts. These redemptions will be accounted for at the current market value of the tokens at the time of redemption, with all transactions securely managed and recorded to comply with regulatory standards. The company's tokens will be securely stored in company-controlled, multi-factor authenticated wallets to ensure both security and transparency.

Additionally, we will employ several strategies to manage the redeeming or selling of tokens in a manner that supports our goal of making a stable and liquid market for our token:

Gradual Redemption Limits:

We will limit users to redeeming 20% per quarter of tokens purchased at presale for the first fiscal year to ensure a more stable market and prevent flooding post launch.

Tokens purchased at presale are not available for trading on exchanges until public launch, and peer-to-peer transfers will be limited based on the users presale purchase limit, as previously stated.

Additionally, company held tokens are not eligible for transfer or redemption of any kind before public launch.

We will follow a conservative approach by limiting company redemptions to 10% of total holdings per quarter during the first fiscal year, to avoid creating negative market perceptions and price instability.

If the company redeems tokens, it will clearly communicate the use of proceeds to maintain user confidence. For example, proceeds could be used for project development, liquidity provision, or other activities beneficial to the token ecosystem.

All of these provisions will be clearly disclosed to users before and at presale and continuously through and after public launch.

Azotto Technology, LLC

(the “Company”)

a Texas Limited Liability Company

Financial Statements with Independent Auditor’s Report

Inception to September 30, 2023

F-1

Table of Contents

INDEPENDENT AUDITOR’S REPORT	F-3
AZOTTO TECHNOLOGY, LLC STATEMENT OF FINANCIAL POSITION	F-5
AZOTTO TECHNOLOGY, LLC STATEMENT OF OPERATIONS	F-6
AZOTTO TECHNOLOGY, LLC STATEMENT OF CASH FLOWS	F-7
AZOTTO TECHNOLOGY, LLC STATEMENT OF CHANGES IN MEMBER EQUITY	F-8
NOTE 1 – ORGANIZATION AND NATURE OF ACTIVITIES	F-9
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	F-9
NOTE 3 –RELATED PARTY TRANSACTIONS	F-10
NOTE 4 –COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS	F-10
NOTE 5 – LIABILITIES AND DEBT	F-10
NOTE 6 – EQUITY	F-11
NOTE 7 –SUBSEQUENT EVENTS	F-11
NOTE 8- INITIAL COIN OFFERING	F-11
NOTE 9 –GOING CONCERN	F-11

F-2

INDEPENDENT AUDITOR’S REPORT

To: Azotto Technology, LLC Management

Opinion:

We have audited the accompanying financial statements of the Company which comprise the statement of financial position from its inception to September 30, 2023 and the related statements of operations, statement of changes in shareholder equity, and statement of cash flows for the period then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company from its inception to September 30, 2023 and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion:

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’'s Responsibilities” section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter Regarding Going Concern:

As discussed in Note 9, specific circumstances point to significant uncertainty regarding the Company's ability to sustain its operations in the foreseeable future. The provided financial statements have not been adjusted for potential requirements in case the Company cannot continue its operations. The management has assessed these circumstances and intends to generate income and secure funding as necessary to fulfill its financial requirement.

Management’s Responsibility for the Financial Statements:

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for the twelve months subsequent to the date this audit report is issued.

F-3

Auditor’s Responsibility:

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Rashellee Herrera | CPA,CISA,CIA,CFE,CCAE | #AC59042

On behalf of RNB Capital LLC

Sunrise, FL

October 4, 2023

F-4

AZOTTO TECHNOLOGY, LLC STATEMENT OF FINANCIAL POSITION

	Period Ended September 30,	Year Ended December 31,
	2023	2022
ASSETS
Cash and Cash Equivalents	-	-
Total Current Assets	-	-
Other	-	-
Total Non-Current Assets	-	-
TOTAL ASSETS	-	-
LIABILITIES AND EQUITY
Liabilities
Accounts Payable	-	-
Member Loan	6,700	-
Other Liabilities	-	-
Total Current Liabilities	6,700	-
Notes Payable	-	-
Total Long-Term Liabilities	-	-
TOTAL LIABILITIES	6,700	-
EQUITY
Member Capital	-	-
Accumulated Deficit	(6,700)	-
Total Equity	(6,700)	-
TOTAL LIABILITIES AND EQUITY	-	-

See Accompanying Notes to these Financial Statements

F-5

AZOTTO TECHNOLOGY, LLC STATEMENT OF OPERATIONS

	Period Ended September 30,	Year Ended December 31,
	2023	2022
Revenue	-	-
Cost of Good Sold	-	-
Gross Profit	-	-
General and Administrative	6,700	-
Payroll Expenses	-	-
Total Operating Expenses	6,700	-
Operating Income (loss)	(6,700)	-
Other	-	-
Total Other Income	-	-
Other	-	-
Total Other Expense	-	-
Earnings Before Income Taxes	(6,700)	-
Net Income (loss)	(6,700)	-

See Accompanying Notes to these Financial Statements

F-6

AZOTTO TECHNOLOGY, LLC STATEMENT OF CASH FLOWS

	Period Ended September 30,	Year Ended December 31,
	2023	2022
OPERATING ACTIVITIES
Net Income (Loss)	(6,700)	-
Adjustments to reconcile Net Income to Net Cash provided by operations:	-	-
Shareholder Payable	6,700
Other	-	-
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	6,700	-
Net Cash provided by (used in) Operating Activities	-	-
INVESTING ACTIVITIES
Equipment	-	-
Net Cash provided by (used by) Investing Activities	-	-
FINANCING ACTIVITIES
Issuance of Common Stock/Member contributions	-	-
Net Cash provided by (used in) Financing Activities	-	-
Cash at the beginning of period	-	-
Net Cash increase (decrease) for period	-	-
Cash at end of period	-	-

See Accompanying Notes to these Financial Statements

F-7

AZOTTO TECHNOLOGY, LLC STATEMENT OF CHANGES IN MEMBER EQUITY

Member Capital
	$ Amount	Accumulated Adjustments	Accumulated Deficit	Total Member Equity
Beginning Balance at 1/1/2022	-	-	-	-
Capital Contributions	-	-	-	-
Capital Distributions	-	-	-	-
Net Income (Loss)	-	-	-	-
Ending Balance 12/31/2022	-	-	-	-
Capital Contributions	-	-	-	-
Capital Distributions	-	-	-	-
Net Income (Loss)	-	-	(6,700)	(6,700)
Prior Period Adjustment	-	-	-	-
Ending Balance 9/30/2023	-	-	(6,700)	(6,700)

See Accompanying Notes to these Financial Statements

F-8

Azotto Technology, LLC
Notes to the Financial Statements
Inception - September 30, 2023
$USD

NOTE 1 – ORGANIZATION AND NATURE OF ACTIVITIES

Azotto Technology, LLC (“the Company”) was formed in Texas on March 24, 2023. The company plans to earn revenue using a marketplace platform leveraging technologies, such as AI/ML, and Blockchain and transferring from web2 to web3. The company's headquarters is in Plano, Texas. The company's customers will be located in the United States.

The Company will conduct an equity crowdfunding campaign under Regulation A+ in 2023 - 2024 to raise operating capital.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Its fiscal year ends on December 31. The Company has no interest in variable interest entities and no predecessor entities.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

F-9

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

The Company will identify and analyze its performance obligations with respect to customer contracts once the first contract is signed.

General and Administrative

General and administrative expenses consist of costs for financial projections, legal and accounting fees, and filing fees.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

The Company has one loan to one owner, as a result of general and administrative expenses paid by the owner on behalf of the Company. The loan is non-interest bearing and is payable on demand.

NOTE 4 –COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS

The Company is not currently involved with or knows of any pending or threatening litigation against it or any of its officers. Further, the Company is currently complying with all relevant laws and regulations. The Company does not have any long-term commitments or guarantees.

NOTE 5 – LIABILITIES AND DEBT

The Company has no debt or long term liabilities.

F-10

NOTE 6 – EQUITY

The Company shall have a single class of membership interests. No member shall have the right to withdraw all or any part of its capital contribution or to receive any return on any portion of its capital contribution. No member shall have priority over any other similar member as to profits, losses, or distributions.

Membership interests are divided equally (33.33%) among three members.

NOTE 7 –SUBSEQUENT EVENTS

The Company has evaluated events subsequent to September 30, 2023 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through October 4, 2023, the date these financial statements were available to be issued. No events require recognition or disclosure.

NOTE 8- INITIAL COIN OFFERING

The Company will have a maximum supply of 1,000,000,000 (1BN) Azotto Utility Tokens (AZTO) that will allow token holders to earn a percentage of tokens back when they purchase products or services within the Azotto ecosystem. No new tokens will be created. The token price will be $.05 and the token type will be Ethereum Request for Comments 20 (ERC-20).

NOTE 9 –GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which means that the entity expects to continue its operations and meet its obligations in the normal course of business. The entity has not commenced principal operations and may continue to generate losses for the foreseeable future. Some uncertainties the company faces are:

1.	Realization of assets and satisfaction of liabilities: The company anticipates that it will be able to generate revenue and use it to satisfy its current and future obligations.
2.	Losses and working capital: The company expects to experience losses before it can generate positive working capital. It is uncertain how long this period will last.
3.	Financing: Over the next twelve months, the company plans to finance its operations through a crowdfunding campaign and revenue-producing activities.
4.	Dependence on revenues and financing: The company's ability to continue as a going concern in the next twelve months depends on its ability to generate revenues and/or obtain sufficient financing to meet its obligations and achieve profitable operating results.
5.	Management's plans: The company's management has evaluated the situation and intends to generate revenues and raise capital as needed to meet its capital requirements. However, there is no guarantee of success in these efforts.

Considering these factors, there is substantial doubt about the company's ability to continue as a going concern for a reasonable period of time. It is important to note that the financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities.

F-11

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Description
1A-1	Certificate of Organization
1A-2A	Company Agreement
1A-3	Subscription Agreement
1A-12	Opinion of Counsel

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on March 27, 2024.

AZOTTO TECHNOLOGY, LLC

/s/ Turaj Balgameh
Turaj Balgameh, Chief Executive Officer
Date: March 27, 2024

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Turaj Balgameh
Turaj Balgameh, Chief Executive Officer, Chief Operating Officer
Date: March 27, 2024

/s/ Faizan Anjum
Faizan Anjum, Chief Product Officer
Date: March 27, 2024

/s/ Tracy Martin
Tracy Martin, Director of Content
Date: March 27, 2024